Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Nuvectis pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001	457(h)	1,500,000	(1)	$7.22495	(2)	$10,837,425	(2)	0.0000927	$1,004.63
Total Offering Amounts							$10,837,425	(2)		$1,004.63
Total Fee Offsets
Net Fee Due										$1,004.63

(1)	Represents shares that may be issued under the Nuvectis Pharma, Inc. Global Equity Incentive Plan (2021) (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of $8.4299 and $6.02, respectively, of the Company’s Common Stock reported on the Nasdaq Capital Market on March 21, 2022.